Exhibit 99.1

Universal Biosensors Pty Ltd
ABN 35 098 234 309

1 Corporate Avenue
Rowville VIC 3178
Australia

Telephone +61 3 9213 9000
Facsimile +61 3 9213 9099
Email secretary@universalbiosensors.com
www.universalbiosensors.com

9 September 2010
Universal Biosensors Announces Retirement of Mark Morrisson
Mr. Morrisson announced today his decision to retire as Chief Executive Officer of Universal Biosensors, Inc. (ASX: UBI) and to resign from the Company’s Board of Directors.
Mr. Morrisson noted that with the launch of the LifeScan OneTouch® Verio™ in the Netherlands in January 2010 and the launch last week in Australia, Universal Biosensors has completed a transformational step in its development. He noted that as the Company is now at an inflection point and that as the Company transitions to a substantial operating business, a different set of skills was now more appropriate to facilitate the further growth.
Mr. Morrisson emphasized his desire to focus on new opportunities in earlier stage companies saying “I have thoroughly enjoyed leading Universal Biosensors through the development stage to where it is now and would like to find a similar opportunity to do it again”.
Mr. Morrisson will continue to assist the Company in its corporate development efforts for a transitional period of time.
An international executive search has commenced and until a new Chief Executive Officer is appointed, the Chairman, Mr. Andrew Denver, will assume the role of Executive Chairman and interim Chief Executive Officer.
On behalf of the Board of Directors, Shareholders and employees, Mr. Denver would like to thank Mark for his leadership and drive in bringing Universal Biosensors to this successful stage of development as seen with the launch in Australia of the OneTouch® Verio™, in partnership with LifeScan.
Ends
Enquiries:
Mr Andrew Denver: 03 9213 9000
About Universal Biosensors
For additional information in relation to Universal Biosensors, refer to http://www.universalbiosensors.com/announcements.html.
Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalize on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Universal Biosensors Pty Ltd
ABN 35 098 234 309

1 Corporate Avenue
Rowville VIC 3178
Australia

Telephone +61 3 9213 9000
Facsimile +61 3 9213 9099
Email secretary@universalbiosensors.com
www.universalbiosensors.com

Universal Biosensors’ first product, developed in conjunction with LifeScan, Inc, is a next generation test for diabetics to self — monitor blood glucose. The product features market leading accuracy and was launched in The Netherlands in January 2010. The relationship with LifeScan, Inc. dates from 2001. In 2009 the two companies entered an updated Master Services and Supply Agreement under which Universal Biosensors agreed to be a non-exclusive manufacturer of blood glucose sensor strips.
Universal Biosensors is currently developing other point-of-care blood tests from its technology platform, which it intends to partner in due course.